THE BANK OF NEW YORK TRUST COMPANY, N.A.

                               OFFICER CERTIFICATE
                         ANNUAL STATEMENT OF THE TRUSTEE

                    ALLSTATE LIFE GLOBAL FUNDING TRUST 2006-1
                    $350,000,000 FLOATING RATE NOTES DUE 2009

                    ALLSTATE LIFE GLOBAL FUNDING TRUST 2006-2
              $750,000,000 EXTENDIBLE FLOATING RATE NOTES DUE 2011

                    ALLSTATE LIFE GLOBAL FUNDING TRUST 2006-3
                    $500,000,000 FLOATING RATE NOTES DUE 2008

                    ALLSTATE LIFE GLOBAL FUNDING TRUST 2006-4
              $500,000,000 EXTENDIBLE FLOATING RATE NOTES DUE 2012

The undersigned does hereby certify that the undersigned is an officer of The Bank of New York Trust Company, N.A., as successor trustee to J.P. Morgan Trust Company, National Association (the "Trustee"), and does hereby further certify pursuant to the Indentures for the above-captioned Trusts (the "Indentures") that:

(i) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Indentures has been made under my supervision; and

(ii) To the best of my knowledge, based on such review, the Trustee has fulfilled all of its obligations under the Indentures in all material respects throughout such calendar year.

THE BANK OF NEW YORK TRUST COMPANY, N.A.
AS TRUSTEE

/s/ R. Tarnas                                              Dated: March 30, 2007
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R. Tarnas
Vice President